Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF DESIGNATION OF THE PREFERENCES, RIGHTS,
LIMITATIONS, QUALIFICATIONS AND RESTRICTIONS OF THE SERIES A
CONVERTIBLE PREFERRED STOCK OF
SECURITY WITH ADVANCED TECHNOLOGY, INC.
(F/K/A A4S SECURITY, INC.)

SECURITY WITH ADVANCED TECHNOLOGY, INC. (the “Corporation”), a corporation organized and existing under the Colorado Business Corporation Act (the “CBCA”), hereby certifies that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by its Articles of Incorporation and pursuant to the provisions of the CBCA, the Board adopted the following resolution providing for the increase of the number of shares of the Corporation’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) to 2,800,000:

RESOLVED, that the Certificate of Designation of the Preferences, Rights, Limitations, Qualifications and Restrictions of the Series A Convertible Preferred Stock of the Corporation be amended to increase the number of shares of the Series A Preferred Stock from 714,286 shares to 2,800,000 shares.

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        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by Jeffrey G. McGonegal, an Executive Officer of the Corporation, this 26th day of March, 2007.

By: /s/ Jeffrey G. McGonegal Name: Jeffrey G. McGonegal Title: Chief Financial Officer